Exhibit 99.d(1)

             AMENDMENT NO. 1 TO THE INVESTMENT MANAGEMENT AGREEMENT
                     BETWEEN THE NOAH INVESTMENT GROUP, INC.
                         AND POLESTAR MANAGEMENT COMPANY

     This Amendment No. 1 to the Investment Management Agreement (the "Amendment") is made and entered into by and between The Noah Investment Group, Inc. (the "Company"), on behalf of the Noah Fund (the "Fund"), and Polestar Management Company ("PMC") and amends and supplements the Investment Management Agreement dated March 26, 1996 (the "Agreement"), previously made and entered into by and between the parties to this Amendment.

I. The fifth "Witnesseth" paragraph is amended to reflect the approval of the Board of Directors of the Company and Fund shareholders to replace Rittenhouse Financial Services, Inc. with Geewax Terker & Company ("GTC") as investment sub-adviser to the Fund. The fifth "Witnesseth" paragraph is therefore replaced with the following:

     WHEREAS, the Corporation has been advised by PMC that PMC will engage the services of an investment sub-adviser to the Fund (the "Sub-Adviser"), on the terms and conditions set forth in the form of Sub-Advisory Agreement attached hereto as Exhibit A.

II. All other references to Rittenhouse Financial Services, Inc. shall hereby be references to the investment sub-adviser with whom PMC has entered into a sub-advisory agreement for management of the Fund's assets, which is currently GTC.

     Each of the parties to this Amendment has caused this Amendment to be accepted by the signature of its duly authorized officer below and this Amendment is effective as of January 9, 1998.


THE NOAH INVESTMENT GROUP, INC.              POLESTAR MANAGEMENT COMPANY


By: _____________________________            By: ___________________________
Name:                                        Name:
Title:                                       Title:

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